Exhibit 8.1

[LETTERHEAD OF CHAPMAN AND CUTLER LLP]

November 19, 2007

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario M5X 1A1

Canada

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of the Bank of Montreal, a chartered bank of Canada (“BMO”), relating to the proposed merger of Ozaukee Bank, a Wisconsin state chartered bank, with and into a wholly-owned subsidiary of BMO.

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material U.S. and Canadian Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ CHAPMAN AND CUTLER LLP